EXHIBIT 99.1

News

Merisel, Inc. Announces Transaction to Enhance Shareholder Value
•	Reduction of $20.6 Million in outstanding preferred stock upon closing
•	Establishes tender offer minimum price of $1.25 per share for next two years if majority shareholder sells its holdings

New York, New York – January 19, 2011 – Merisel, Inc. (OTC: MSEL.pk), a leading provider of visual communications and brand imaging solutions to the consumer products, retail, advertising and entertainment industries, today announced that it has entered into a Redemption Agreement (the “Agreement”) with Phoenix Acquisition Company II, L.L.C. (“Phoenix”), a wholly owned subsidiary of Stonington Capital Appreciation 1994 Fund, L.P. (the “Fund”), and the holder of 100% of the Company’s Convertible Preferred Stock and 69.3% of the Company’s outstanding common stock.

The Agreement provides for the redemption of the Company’s outstanding Convertible Preferred Stock, with a preference of approximately $34.6 million as of December 31, 2010, for $17.5 million, consisting of $3.5 million in cash plus the issuance of 140,000 shares of a new Series A Preferred Stock, at an original issue price of $100 per share (the “Series A Preferred”).  The Series A Preferred will have a six-year term and carries a 12% cumulative dividend, payable in cash and new shares of Series A Preferred.

The Agreement also requires that, for two years following the closing date, if any buyer of Phoenix’s common or preferred stock holdings in the Company desires to make a tender offer for the remaining common shares of the Company, the tender offer must be for $1.25 per share or more (except to a transferee in a distribution to limited partners of the Fund or a registered public offering).  The Agreement provides for closing as soon as all conditions, including required consents of third parties, have been fulfilled.

“As we have previously reported to shareholders in our filings, Merisel has performed admirably and has created an environment for completing this exciting transaction with our majority shareholder.  We believe this transaction will create substantial value for our common stockholders,” Donald R. Uzzi, Chairman and Chief Executive Officer of Merisel, said.  “Given the reduction in preferred shares of more than $20 million, our stockholders are now in a better position to participate in the potential increased value as the Company continues to achieve improving results.  For more than a year, our Board of Directors has examined numerous alternatives regarding the preferred stock, and has determined that this significantly discounted preferred stock redemption and subsequent exchange with a new preferred stock is the best alternative available to stockholders.”

Mr. Uzzi continued, “The Company has reported strong revenue growth along with operating income in each of the second and third quarters of 2010.  These ongoing improved results have created the right environment for a transaction such as this to be completed.”

The Agreement was negotiated and recommended to the Board by its Special Committee, consisting of independent directors, which was formed by the Company’s Board of Directors on November 15, 2010.  The Agreement was approved by the Company’s Board of Directors on January 19, 2011.

The Company had previously disclosed that Phoenix had entered into a preliminary agreement with Sun Graphics, LLC (“Sun”) in which Phoenix intended to sell all of its interests in the securities of Merisel. The Company has been informed by Phoenix that the agreement with Sun has been terminated.

Merisel and the Company’s Special Committee were advised by CoveView Advisors LLC.  Herrick, Feinstein LLP acted as counsel to the Special Committee, and Rosner & Napierala, LLP provided legal advice to the Company.  Shearman & Sterling LLP acted as legal counsel to Phoenix Acquisition Company II, L.L.C., and Stonington Capital Appreciation 1994 Fund, L.P.

About Merisel
Merisel, headquartered in New York, N.Y., is a leading visual communications and brand imaging solutions provider to its clients. Merisel provides a broad portfolio of digital and graphic services to clients in the retail, manufacturing, beverage, cosmetic, advertising, entertainment and consumer packaged goods industries. These solutions are delivered to clients through its portfolio companies: ColorEdge, Crush Creative, Comp 24, and Fuel Digital. In March 2010, Crush Creative and Fuel Digital were consolidated under the ColorEdge brand. Merisel has sales offices in New York City, Atlanta, Los Angeles, and Portland, Oregon, and production facilities in New York, New Jersey, Atlanta and Los Angeles to ensure the highest quality solutions and services to its clients. Learn more at www.merisel.com.

Contact:
Victor Cisario
(212) 502-6545
victor.cisario@merisel.com

Cautionary Statement

This press release contains forward-looking statements that involve risks and uncertainties concerning Merisel's expectations for future performance (including without limitation the quotations from management in this press release). In this context, forward-looking statements often address Merisel’s expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," or "will." Any such forward-looking statements are inherently speculative and are based on currently available information, operating plans and projections about future events and trends. As such, these statements are subject to numerous risks and uncertainties that include, among others, the impact of management and organizational changes, the implementation of ongoing strategic and cost initiatives, changes in and a dependence on key personnel, the outcome of pending legal proceedings, the severity and duration of the current economic conditions and changes in economic conditions. These uncertainties may cause Merisel’s actual future results to be materially different than those expressed in such forward-looking statements. All information set forth in this press release is as of January 19, 2011. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of the press release. The Company undertakes no obligation to update any such forward-looking statements. More information about the potential factors that could affect Merisel’s business and financial results is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2009, which is on file with the SEC and available on the SEC’s website at www.sec.gov.